Exhibit 10.4
KOS INCENTIVE PLAN
RESTRICTED SHARE AWARD AGREEMENT
     This Restricted Share Award Agreement (the “Agreement”) is effective as of ___2006 (the “Date of Grant”) and is made between Kos Pharmaceuticals, Inc., a Florida corporation (the “Company”) and ___(the “Recipient”).
Preliminary Statements
     The Recipient accepts the Restricted Share Award grant and agrees to be bound by the terms and conditions of the Plan and this Agreement. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Agreement.
Agreement
     1. Restricted Shares. Subject to the terms and conditions provided in this Agreement and the Plan, the Company hereby grants to the Recipient ___shares of Common Stock (the “Restricted Shares”). The extent to which the Restricted Shares become vested and non-forfeitable shall be determined in accordance with the provisions of Sections 2 and 3 of this Agreement.
     2. Vesting. Each Restricted Share shall become vested according to the following schedule based on the anniversary of the Date of Grant, provided that the Recipient remains continuously employed by, or provides continuous service to, the Company or a Subsidiary until such anniversary date:

Anniversary of Date of Grant	Percent Vested

Prior to 1st Anniversary	0%
1st	25%
2nd	50%
3rd	75%
4th	100%
     Notwithstanding the following, the Committee, in its sole and absolute discretion, may accelerate the vesting of a Restricted Share at any time.
     The unvested portion of the Restricted Shares will automatically fully vest upon the death of the Recipient if as of the date of the Recipient’s death the Recipient was either an active or retired employee and had five (5) years of service with the Company. If the Recipient is either an active or retired employee of the Company and dies prior to his/her fifth (5th) year of employment with the Company, a pro rata portion (representing the actual length of service divided by five (5) years) of the unvested portion of the Retirement Shares will automatically vest.

     3. Change in Control. Contingent upon the occurrence of a Change in Control, as defined in the Plan, the Board may, but is not required to, accelerate the vesting of Restricted Shares that are not yet vested on the date such Change in Control is determined to have occurred.
     4. Restrictions on Transfer. The Recipient shall not have the right to make or permit to occur any transfer, pledge or hypothecation of all or any portion of unvested Restricted Shares, whether outright or as security, with or without consideration, voluntary or involuntary. Any transfer, pledge or hypothecation not made in accordance with this Agreement shall be deemed null and void.
     5. Forfeiture. In the event that the Recipient’s employment or service, as the case may be, with the Company or a Subsidiary terminates for any reason other than death before all of the Restricted Shares become vested in accordance with Section 2 or Section 3 of this Agreement, the unvested Restricted Shares shall be forfeited as of the Recipient’s last day of employment or service, as the case may be, with the Company or a Subsidiary. The Company shall have the right to determine, in its sole discretion, whether a leave of absence results in a termination of employment or service under this Agreement.
     6. Death of Recipient. In the event of the death of the Recipient, the Recipient’s Restricted Shares, to the extent unvested on the date immediately preceding the date of death, shall thereupon automatically be forfeited.
     7. Tax Payment Upon Vesting.
          (a) At such time as the Recipient becomes vested pursuant to Section 2 or Section 3 above in the Restricted Shares, the Recipient (or his/her personal representative) shall deliver to the Company, within ten (10) days after the occurrence of the vesting event specified in Section 2 or Section 3 above (or in the event of death, within ten (10) days of the appointment of the personal representative) (a “Vesting Date”), either a certified check payable to the Company in the amount of all withholding tax obligations (whether federal, state, local or foreign income or social insurance tax), imposed on the Recipient and the Company by reason of the vesting of the Restricted Shares, or a withholding election form to be provided by the Company upon request by the Recipient (or personal representative). Failure to tender either the required certified check or withholding election form will result in a delay of the delivery of the Restricted Shares. Upon receipt of payment in full of all withholding tax obligations, the Company shall cause a certificate representing the vested Restricted Shares (which then will be unrestricted) to be issued and delivered to the Recipient.
          (b) In the event the Recipient or his personal representative elects to satisfy the withholding obligation by executing the withholding election form, the Recipient’s actual number of vested shares of Restricted Shares shall be reduced by the smallest number of whole shares of Common Stock of the Company which, when multiplied by the fair market value of the Common Stock on the Vesting Date, is sufficient to satisfy the amount of the withholding tax obligations imposed on the Company by reason of the vesting of the Restricted Shares. Once made, the withholding election shall be irrevocable.
          (c) In the event the Recipient or his personal representative fails to timely decide between the use of a certified check or the execution of a withholding election form, the Recipient or his personal representative shall be deemed to have elected and executed the withholding election form, and the Company shall thereafter deliver to the Recipient or his beneficiary the net amount of the vested Restricted Shares (which then will be unrestricted).
     8. Dividends. The Recipient shall have a right to receive cash dividends, to the extent declared by the Board of Directors, which are paid with respect to his/her Restricted Shares after the Date of Grant until the date on which the Recipient’s interest in such Restricted Shares has been forfeited.
     9. Voting. The Recipient shall have a right to vote the Shares related to his/her Restricted Share Award after the Date of Grant until the date on which the Recipient’s interest in such Restricted Shares has been forfeited.
     10. No Effect on Employment. Nothing in the Plan or this Agreement shall confer upon the Recipient the right to continue in the employment of the Company or affect any right which the Company may have to terminate the employment of the Recipient regardless of the effect of such termination of employment on the rights of the Recipient under the Plan or this Agreement.
     11. Applicable Law. The validity, interpretation, and enforcement of this Agreement are governed in all respects by the laws of Florida, without giving effect to its conflict of laws principles, and by the laws of the United States of America.
     12. Successors. This Agreement shall inure to the benefit of, and be binding upon, the Company and the Recipient and their heirs, legal representatives, successors and permitted assigns.
     13. Severability. In the event that any one or more of the provisions or portion thereof contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, the same shall not invalidate or otherwise affect any other provisions of this Agreement, and this Agreement shall be construed as if the invalid, illegal or unenforceable provision or portion thereof had never been contained herein.
     14. Entire Agreement. Subject to the terms and conditions of the Plan, which are incorporated herein by reference, this Agreement expresses the entire understanding and agreement of the parties hereto with respect to such terms, restrictions and limitations.
     15. Headings. Section headings used herein are for convenience of reference only and shall not be considered in construing this Agreement.
     16. Acknowledgement. By their signatures below, the Recipient and the Company agree that the Restricted Shares are granted under and governed by the terms and conditions of the Plan and this Agreement. Recipient has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of the Plan and this

Agreement. Recipient hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Plan and this Agreement.
     IN WITNESS WHEREOF, the Company and the Recipient have executed this Agreement as of the Date of Grant set forth above.

KOS PHARMACEUTICALS, INC.
By:	/s/
Title:

RECIPIENT:
/s/

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